UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act 1934

Date of Report (Date of earliest event reported)
November 1, 2012

The Estée Lauder Companies Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-14064	11-2408943
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

767 Fifth Avenue, New York, New York	10153
(Address of principal executive offices)	(Zip Code)

212-572-4200
Registrant’s telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On November 1, 2012, The Estée Lauder Companies Inc. (the “Company”) issued a press release announcing its financial results for the fiscal quarter ended September 30, 2012.  The release also includes the Company’s estimates related to its fiscal 2013 second quarter and full year net sales and diluted net earnings per common share.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 8.01 Other Events

On November 1, 2012, the Company announced that its Board of Directors took the following actions:
(a)
declared a dividend in the amount of $0.72 per share on the Company’s Class A and Class B Common Stock, which is payable in cash on December 17, 2012 to stockholders of record at the close of business on November 30, 2012;

(b)	authorized the payment of quarterly dividends to begin in the quarter ending March 31, 2013; and
(c)
authorized the repurchase of up to another 40.0 million shares of Class A Common Stock (or about 16.8% of the total outstanding shares of Class A Common Stock as of October 25, 2012).  This increases the total authorization to 216.0 million shares of Class A Common Stock, of which 163.9 million have been repurchased to date.  As of October 25, 2012, the Company has a total of approximately 237.4 million shares of Class A Common Stock and 149.8 million shares of Class B Common Stock outstanding.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.                                         Description

99.1	Press Release, dated November 1, 2012, of The Estée Lauder Companies Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE ESTĒE LAUDER COMPANIES INC.

Date: November 1, 2012	By:	/s/ Tracey T. Travis
		Name:	Tracey T. Travis
		Title:	Executive Vice President and Chief Financial Officer

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